Exhibit 99.2

Novavax Appoints Gregory F. Covino as Chief Financial Officer and Announces Leadership Updates

•	Covino brings global biopharmaceutical finance experience to Novavax
•	John Trizzino, Chief Business Officer, takes on additional role as Chief Commercial Officer
•	Filip Dubovsky, M.D. promoted to Executive Vice President, Chief Medical Officer
•	Biegie Lee promoted to Senior Vice President, Chief Information Officer

Gaithersburg, Md., November 9, 2020 -- Novavax, Inc. (Nasdaq: NVAX), a late-stage biotechnology company developing next-generation vaccines for serious infectious diseases, today announced updates to its leadership team, including the appointment of Gregory F. Covino as Executive Vice President and Chief Financial Officer (CFO). Executive Vice President John Trizzino, who previously served as CFO, will now become the Chief Commercial Officer while continuing in his role as Chief Business Officer.

“We welcome Greg’s multifaceted and extensive global financial experience at a pivotal time as Novavax transforms into a commercial stage company,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “His expertise will be of significant value as we advance both our COVID-19 vaccine candidate, NVX-CoV2373, and our NanoFlu influenza vaccine toward commercialization.”

Prior to joining Novavax, Mr. Covino was Group CFO at GlaxoSmithKline’s TESARO Oncology Division, where he also served as Senior Vice President and Chief Accounting Officer. He previously served as Chief Accounting Officer at leading biopharmaceutical company Biogen Inc. He held earlier positions as Vice President, Corporate Internal Audit, and Vice President, International Finance for Boston Scientific. Earlier in his career, Mr. Covino spent 10 years at international accounting and consulting firm PricewaterhouseCoopers.

“I look forward to contributing to Novavax’ positive impact on reducing the global burden of serious infectious diseases around the world, including COVID-19 and influenza,” said Mr. Covino. “This is a very exciting time to join Novavax and play a role in the company’s rapid strategic growth.”

Executive Updates

Since re-joining Novavax in 2014, John Trizzino has held roles of increasing responsibility across Finance, Commercial and executive management. With his newly created role of Chief Commercial Officer, Mr. Trizzino will focus on advancing NVX-CoV2373, the Company’s protein-based vaccine candidate for the prevention of COVID-19, and NanoFlu™ toward commercialization, applying his broad vaccine industry experience in previous roles overseeing commercialization, vaccine policy, strategic development, business development, financing, investor relations and public relations as the company prepares to enter global markets.

Chief Medical Officer, Filip Dubovsky, M.D. was promoted to Executive Vice President. Since joining Novavax in June 2020, Dr. Dubovsky has played a key role in leading global clinical development planning and trial execution for NVX-CoV2373 in multiple trials in various global locations.

Biegie Lee was promoted to Senior Vice President and Chief Information Officer. Since joining the Company in 2017, he has led the Information Technology (IT) function’s modernization, encompassing technology operations and network operations, enterprise applications and project management. He is also leading the transformation of Novavax’ state-of-the-art cybersecurity programs.

“I congratulate John on his expanded responsibilities, and Filip and Biegie on their promotions, as Novavax grows quickly into a global vaccine leader,” continued Mr. Erck. “Their continued leadership will help the Company successfully navigate this crucial time.”

About NVX-CoV2373

NVX-CoV2373 is a vaccine candidate engineered from the genetic sequence of SARS-CoV-2, the virus that causes COVID-19 disease. NVX-CoV2373 was created using Novavax’ recombinant nanoparticle technology to generate antigen derived from the coronavirus spike (S) protein and contains Novavax’ patented saponin-based Matrix-M™ adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies. NVX-CoV2373 contains purified protein antigen and cannot replicate, nor can it cause COVID-19. In preclinical trials, NVX-CoV2373 demonstrated induction of antibodies that block binding of spike protein to receptors targeted by the virus, a critical aspect for effective vaccine protection. In the Phase 1 portion of its Phase 1/2 clinical trial, NVX-CoV2373 was generally well-tolerated and elicited robust antibody responses numerically superior to that seen in human convalescent sera. NVX-CoV2373 is also being evaluated in a Phase 3 trial in the UK and two ongoing Phase 2 studies that began in August: a Phase 2b trial in South Africa, and a Phase 1/2 continuation in the U.S. and Australia. Novavax has secured $2 billion in funding for its global coronavirus vaccine program, including up to $399 million in funding from the Coalition for Epidemic Preparedness Innovations (CEPI) and almost $1.7 billion from the U.S. government.

About NanoFlu

NanoFlu™ is a recombinant hemagglutinin (HA) protein nanoparticle influenza vaccine produced by Novavax in its SF9 insect cell baculovirus system. NanoFlu uses HA amino acid protein sequences that are the same as the recommended wild-type circulating virus HA sequences. NanoFlu contains Novavax’ patented saponin-based Matrix-M™ adjuvant.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a late-stage biotechnology company that promotes improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases.  Novavax is currently conducting multiple clinical trials for NVX-CoV2373, its vaccine candidate against the virus that causes COVID-19, including a pivotal Phase 3 clinical trial in the United Kingdom to evaluate the efficacy, safety and immunogenicity in individuals aged 18-84 years of age. NanoFlu™, its quadrivalent influenza nanoparticle vaccine, met all primary objectives in its pivotal Phase 3 clinical trial in older adults. Both candidate vaccines incorporate Novavax’ proprietary saponin-based Matrix-M™ adjuvant to enhance the immune response and stimulate high levels of neutralizing antibodies. Novavax is a leading innovator of recombinant vaccines; its proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce highly immunogenic nanoparticles in order to address urgent global health needs.

For more information, visit www.novavax.com and connect with us on Twitter and LinkedIn.

Contacts:

Investors

Erika Trahan

ir@novavax.com

240-268-2022

Media

Brandzone/KOGS Communication

Edna Kaplan

kaplan@kogspr.com

617-974-8659